AGREEMENT



          This Agreement (the "Agreement") is made and entered into as of this first day of July, 1994 by and between The Future Now, Inc., an Ohio corporation, with a place of business at 18872 Bardeen Way, Irvine, California 92715 ("TFN"), and Wherehouse Entertainment, Inc., a Delaware corporation, with a place of business at 19701 Hamilton Avenue, Torrance, California 90502 ("Client"), with respect to the following facts:

     A. Client currently has a point of sale system for its chain of retail music and video stores (the "Existing POS
System"). To operate the Existing POS System, Client uses a certain software package (the "Merlin Software").

     B.   Client desires TFN to transition Client's current POS
Software to a modem supportable hardware which will meet Client's requirements for a new point of sale system ("New POS System") for Client's chain of music and video retail stores.

     C. Client desires to purchase from TFN certain computer hardware, software and other equipment and to obtain from TFN certain services in connection with the installation and opera-tion of such computer hardware, software and other equipment for the New POS System and TFN desires to sell such equipment and provide such services to Client.

          NOW, THEREFORE, TFN and Client hereby agree as follows:

          1.   Services and Scope of Work.

               1.1 Services. TFN agrees to provide to Client the services (the "Services") required to develop and implement the New POS System including, without limitation, designing and developing the New POS System and converting the Merlin Software to operate the New POS System. The Services shall be provided in accordance with the provisions of this Agreement.

               1.2 The Proposal. The request for proposal of Client, dated April 13, 1994 which has previously been delivered to TFN (the "RFP"), and TFN's written response thereto delivered to Client (the "Response") are hereby incorporated herein by reference and shall constitute part of this Agreement as if fully set forth herein. In the event that the RFP and the Response conflict with this Agreement, the terms and conditions of this Agreement shall control.

               1.3 The Project. TFN will meet with Client to evaluate the Client's needs for computer hardware, other equipment, and software (collectively the "POS System Equipment") and the Services in connection with the POS System. A detailed description of all of the POS System Equipment and the Services, which Client agrees to acquire from TFN and TFN agrees to supply to Client, shall be set forth in written project specifications which shall be comprised of the RFP, the Response, the amendments thereto, the rollout schedule, the price lists, the form of main-tenance agreement between Client and Hewlett Packard, and certain other addendums (collectively, "Project Specifications") which the parties hereto will initial and upon intialling thereof shall be deemed incorporated herein by reference and shall constitute a part of this Agreement as if fully set forth herein. The Project Specifications shall include, among other things, an implementa-tion plan showing milestones, the responsibilities of both parties, a description of all items to be delivered to Client, including without limitation, computer hardware, other equipment and software (including, without limitation the conversions from the Merlin Software), the Services, designs, reports, studies, documentations or other materials (the "Deliverables") to be provided by TFN, references to the appropriate specifications for each Deliverable, acceptance criteria and warranties for each Deliverable other than those set forth herein, if any, a schedule of performance, a schedule of payments, and a statement of purchase prices for all POS System Equipment and the applicable TFN rates by labor category and other information required or deemed necessary by the parties hereto.

          1.4 The Modification of Services and POS System Equipment. Client may at any time request a modification to the scope of the Services and the POS System Equipment by written request to TFN specifying the desired modifications to the same degree of specificity as in the original specifications. TFN shall submit to Client time and cost estimates for such modifica-tions within five (5) business days following receipt of such request. If accepted in writing by Client, TFN shall perform such modified Services and provide the modified POS System Equip-ment subject to such time and cost estimates. The performance of such modified Services and the sale of such modified POS System Equipment by TFN shall be governed by the terms and conditions of this Agreement.

     2.   Term of Agreement.

          2.1 Term. This Agreement shall commence on the date first above written and shall continue in full force and effect thereafter unless and until terminated in accordance with the provisions of this Agreement or until satisfactory completion of the services provided for herein based on the acceptance criteria set forth herein and in the Project Specifications.

          2.2 Termination By Client For Breach. In addi-tion to all other remedies which Client may have as set forth in this Agreement or otherwise provided at law or in equity, for any material breach or failure of performance by TFN, Client may terminate this Agreement if within thirty (30) days after giving of written notice to TFN of such breach or failure, TFN has not cured such breach or failure.

          2.3 Termination By TFN For Breach. In addition to all other remedies which TFN may have as set forth in this Agreement or otherwise provided at law or in equity, for any material breach or failure of performance by Client, TFN may terminate this Agreement if within thirty (30) days after giving written notice of such breach or failure, Client has not cured such breach or failure.

          2.4 Termination Without Cause. Notwithstanding anything in Sections 2.2 and 2.3 hereof to the contrary, either party may terminate this Agreement without cause by giving the other party thirty (30) days prior written notice of its election to terminate this Agreement. In such case, Client agrees to pay to TFN for all work performed by TFN at the rates set forth herein or previously agreed to in writing by Client and TFN and for all other costs incurred by TFN with Client's approval up to the effective date of termination.

          2.5 Actions Upon Termination. After receipt of a notice of termination (the "Termination Notice") pursuant to Sections 2.2, 2.3 or 2.4 hereof and except as otherwise directed in writing by Client, TFN shall:

               (i)       stop work on the date and to the extent
specified in the Termination Notice;

               (ii)      place no further orders or subcontracts
for materials, services or facilities, except as may be necessary for completion of such portion of work as is not terminated;

               (iii) terminate all orders and subcontracts to the extent they relate to the performance of work terminated by the notice of termination;

               (iv) settle, with the approval of Client, all outstanding liabilities and claims arising out of termination or of orders and subcontracts, the cost of which would be reimburs-able in whole or in part, in accordance with the provisions of this Agreement;

               (v) transfer title or license to Client (to the extent that title or license has not already been trans-ferred) and deliver in the manner, at the times, and to the extent directed thereby the fabricated or unfabricated parts, work in process, completed work, supplies and other material produced as part of, or acquired in respect to the performance of, the work terminated by the Termination Notice; and

               (vi)      deliver to Client, and cause its
employees to deliver to Client, all materials relating to Client or this Agreement, or obtained or developed in the course of performance of this Agreement, or containing or derived from Client's "Confidential Information" (as that term is defined herein). A certificate evidencing compliance with this provision shall, if requested by Client, accompany such material.

     3.   Payments for POS System Equipment.

          3.1       Payment for POS System Equipment.

               3.1.1 The purchase price for all POS System Equipment sold to Client by TFN shall be set forth in detail in the Project Specifications. Such purchase price shall not be increased as a result of increases in the purchase price paid by TFN for such POS System Equipment imposed upon TFN by the manufacturers or suppliers thereof. In the event that such manufacturers or suppliers reduce the prices of the POS System Equipment sold to TFN, which in turn, is to be resold to Client, from those published prices in existence at the time of the creation of the Project Specifications, the purchase price charged by TFN to Client for the applicable POS System Equipment shall be reduced dollar for dollar by the amount of such decreases. Also, in the event that the manufacturers or suppli-ers of the POS System Equipment or of the software, upgrade such POS System Equipment or software before delivery thereof to Client, the upgraded POS System Equipment shall be provided to Client without any increase in the agreed upon purchase price. However, Client shall pay all costs of additional engineering hours required to engineer the tools and processes to go forward and incorporate the upgraded software or equipment into the then current design plan so that the upgraded POS System Equipment and software may operate as part of the New POS System in accordance with the specifications set forth in the Project Specifications.

               3.1.2 Client has been guaranteed specific pricing for the POS System Equipment and software by TFN and its supplier. However, this guarantee is contingent upon the Client issuing periodic Purchase Orders substantially at the times set forth on the attached Exhibit A. In the event that TFN does not receive a timely purchase order, Client understands and agrees that it will forfeit its guaranteed pricing and will be subject to the then current manufacturers' list prices.

               3.1.3     TFN agrees to advise Client of any
decrease in pricing for the POS System Equipment or software which occurs prior to delivery of the POS System Equipment or software and will allow Client to purchase said POS System Equipment or software at the lower prices.

          3.2 TFN's Fees for all Services. The fees charged to Client for all Services provided by TFN to Client pursuant to this Agreement shall be set forth in detail in the Project Specifications. In the event that TFN incurs any cost overruns in connection with providing such Services, such overruns shall be adsorbed by TFN without TFN having the right to reduce the quality or quantity of the Services. All fees for services provided that are not in the original scope of work will be paid by Client.

          3.3       Payments to TFN.

               3.3.1 Conversion/Port Process Costs/Payments. Client shall issue three (3) purchase orders (the "Purchase Orders") to initiate the conversion of Client's current Merlin Software to modem supportable software and hardware which will operate the New POS System as described in the Project Specifi-cations (the "Conversion/Port Process"). Each Purchase Order shall be in the amount of $70,000.00 (unless otherwise agreed to by the parties in writing). Client shall have thirty (30) days after issuing each Purchase Order in which to make payment to TFN. Each payment is subject to successful completion and provisional acceptance by Client of the Conversion/Port Process at which time the port shall have the same functionality as the Existing POS System. Testing of the port process/conversion shall be done in accordance with the procedures set forth in Exhibit B attached hereto. Upon completion of the Conversion/ Port Process, Client shall execute a Provisional Acceptance Certificate in the form attached hereto as Exhibit C in which Client provisionally accepts the Conversion/Port Process in order for TFN to begin the installation of the New POS System Equipment at the individual store locations of Client. Notwithstanding anything herein to the contrary, Client's provisional acceptance of the Conversion/Port Process (i) shall not constitute Client's final acceptance of the Conversion/Port Process and Client has the right to continue to test the same and (ii) shall not relieve TFN from its obligations to correct any defects or "bugs" in the Conversion/Port Process identified by the Client as provided herein and in the Project Specifications.

               3.3.2 Client Store Conversion/Payment. Client shall be invoiced separately for the cost of applicable POS System Equipment, software and the Services performed to deliver and install the equipment and software for the specific Client store in order for that store to access and utilize the converted Merlin Software. Client shall be invoiced for each Client store upon verification and acceptance by the respective Store Manager, or other authorized representative of Client, that the POS System Equipment and software satisfy the acceptance criteria set forth in Exhibit D. Upon TFN's completion of the installation, the Store Manager or other authorized representative of Client shall be available for the performance of the testing of the New POS System for that specific Client store location. The system test for each location shall be made in accordance with the procedures set forth on Exhibit D. Upon completion of a successful test, the Store Manager, or other authorized representative of Client, shall immediately execute the Acceptance Certificate set forth in Exhibit D. TFN shall invoice Client for each location upon execution of the Acceptance Certificate. Client shall pay said invoice within thirty (30) days of the date thereof. All payments shall be made directly to the specific bank account of TFN designated in writing by TFN (the "Lockbox Account"). In the event Client pays said invoice earlier than thirty (30) days of the invoice date, Client shall be entitled to a discount of .00025 of the amount of said invoice for each day earlier than thirty (30) days after said invoice date that said payment is made. Upon calculation of any discount owed by TFN to Client, TFN shall either promptly pay said discount amount to Client or credit the amount of said discount against subsequent invoice amounts. No invoice shall be dated earlier than the date it is mailed (by first class mail) or personally delivered to Client.

          3.3.3 Payment Security/Default. In the event that Client fails to pay any invoice within thirty (30) days of its date and upon ten (10) days prior notice of delinquency, TFN may, at its discretion, (i) cease delivery of all equipment and performance of all service until the delinquent payments are brought current, and (ii) charge Client interest on such delin-quent invoice at a rate equal to .00025 of the face amount of the delinquent invoice for each day after said thirty (30) days until payment is made.

          3.3.4 Date Payments Credited. The date any payment is credited to the Lockbox Account shall be deemed the date said payment is made.

     4.   Personnel.

          4.1 Project Manager and Project Coordinator. TFN shall appoint a qualified member of its staff to act as project manager, whose duties shall be to act as liaison between Client and TFN and who shall have day to day responsibility for the Project, and a project coordinator whose duties shall be to coordinate the project and who shall have the overall responsi-bility for the project. The selection of the individuals to act as project manager and project coordinator shall be subject to the reasonable approval of Client. TFN hereby initially appoints and Client agrees to the following personnel: Project Manager - Wade Walker; Project Coordinator - Tim Kor.

          4.2 Other TFN Staff. TFN shall also provide adequate staff to successfully complete all of the Services which it is obligated to provide to Client pursuant to this Agreement.

          4.3 Review Meetings. TFN shall hold review meetings at Client's request at Client's headquarters to discuss the current status of the Project and the Project Manager or designated representative shall be required to attend all of such meetings.

          4.4 Work Rules; Cooperation. TFN's personnel and subcontractors, will comply with Client's security regulations including, without limitation, any procedure which Client person-nel and consultants are normally asked to follow provided Client informs TFN in advance of such regulations. Unless otherwise agrees to by the parties hereto, TFN's personnel and subcontrac-tors shall observe the working hours, working rules and policies of Client while working on Client's premises provided Client informs TFN of such rules and policies. TFN agrees to reasonably cooperate and to provide any reasonable assistance to Client in investigation of any security breaches which may involve TFN or TFN's employees or subcontractors.

     5.   Taxes

     TFN shall bill and Client shall pay the amount of any sales use, excise or similar taxes assessed on the sale of any POS
System Equipment by TFN to Client or the performance of any Services by TFN to Client as provided hereunder.

     6.   Confidentiality.

          6.1 Confidential Information. Each party acknow-ledges and agrees that it and its employees or agents may, during the term of this Agreement, be exposed to or acquire information which is proprietary to or confidential to the other party hereto. Each party agrees to hold such information (the "Confi-dential Information") in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such Confidential Information to third parties or to use such Confidential Information for any purpose whatsoever except as otherwise specifically provided for herein and to advise each of its employees and agents of their obligations to keep such information confidential. The provi-sions of this Section shall not apply to:

               (i)       information which at the time of
disclosure is, or without fault of the other party hereto, becomes available to the public by publication or otherwise;

               (ii)      information which either party can show
was in its possession at the time of disclosure and was not originally acquired, directly or indirectly, from the other party hereto pursuant to this Agreement or otherwise;

               (iii)     information received from a third party
which had a right to transmit the same without violation of any secrecy agreement of the party; or

               (iv) such information which is required to be disclosed pursuant to court order or by law.

          6.2 Injunctive Relief. The parties hereto acknowledge that breach of Section 6.1 hereof, will give rise to irreparable injury to the other party hereto, inadequately compensable in damages. Accordingly, the party, whose Confiden-tial Information is used or disclosed contrary to the provisions hereof, may seek and obtain injunctive relief against the breach or threatened breach of the covenants set forth in Section 6.1 hereof, in addition to any other legal remedies which may be available. The parties hereto acknowledge and agree that the covenants contained in Section 6.1 hereof are necessary for the protection of legitimate business interests of the beneficiaries of such covenants and are reasonable in scope and content.

     7.   Acceptance.

          7.1       Port Procedures/Merlin Software Conversion:
TFN will transition the Client's current Merlin Software to modem supportable software and hardware which will operate the New POS System. Upon completion of the conversion, TFN and Client will review and test the Conversion/Port Process to determine if the new software can perform the functions described in the Project Specifications and that it has the same functionality as the Existing POS System. The procedures attached hereto as Exhibit B will be utilized by TFN and Client in order to determine whether a successful conversion of the Merlin Software has been performed. Client shall have until the 46th day after TFN has fully installed the New POS System in all of Client's stores to complete its testing of the Conversion/Port Process. Upon final testing and acceptance, the Client will execute the Acceptance Certificate, a copy of which is set forth in Exhibit E.

          7.2 Client Store Location New POS System Instal-lation. TFN shall deliver and install the necessary POS System Equipment and software for the respective Client store location. Upon TFN's completion of the installation, the Store Manager or other authorized representative of Client, shall be available for the performance of the testing of the New POS System for that specific Client store location. The system test for each loca-tion shall be made in accordance with the procedures set forth on Exhibit D. Upon completion of a successful test, the Store Manager, or other authorized representative of Client shall immediately execute the Acceptance Certificate set forth in Exhibit D.

     8.   Indemnity and Insurance.

          8.1       Indemnity.

               8.1.1 As used in this Section, "Client Indem-nified Parties" shall mean Client, its subsidiaries, parent corporation and other affiliates, and the officers, employees and agents thereof. TFN agrees to and hereby does, indemnify, defend and save and hold the Client Indemnified Parties harmless at all times in the event that any Client Indemnified Party shall at any time or from time to time suffer any damage, liability, loss, cost, expense, claim, settlement or cause of action (including, without limitation, reasonable attorneys' fees) arising out of, resulting from or in connection with, or shall pay or become obligated to pay any sum on account of (i) any breach or failure of TFN to perform its obligations hereunder; (ii) any breach of TFN's representations and warranties set forth herein; (iii) personal injury or damage to property arising out of the furnish-ing, performance or use of the Services or any Deliverables provided hereunder; (iv) any claim brought by a third party of any Deliverable; (v) any claim for payment of compensation, salary or benefits asserted by an employee or subcontractor of TFN; (vi) any claim arising out of TFN's failure to comply with any applicable law or regulation, and (vii) the infringement or alleged infringement of any patent, copyright, trade secret or other proprietary right of any third party, arising out of the acquisition, use or receipt by Client of any of the Deliverables other than any infringement resulting from third party vendor of TFN such as Hewlett Packard not owning all requisite rights to the Deliverables sold or provided by it through TFN to the Client. Notwithstanding the foregoing, the Client Indemnified Parties shall not be entitled to indemnification hereunder for any damage, liability, loss, cost, expense, claim, settlement or cause of action arising out of or resulting from or in connection with (i) Client's failure to obtain the right to modify the Merlin Software or (ii) Client's gross negligence or willful misconduct.

               8.1.2 As used in this Section, "TFN Indemni-fied Parties" shall mean TFN, its subsidiaries, parent corpora-tion, if any, and other affiliates, and the officers, employees and agents thereof. Client agrees to and hereby does, indemnify, defend and save and hold the TFN Indemnified Parties harmless at all times in the event that any TFN Indemnified Party shall at any time or from time to time suffer any damage, liability, loss, cost, expense, claim settlement or cause of action (including, without limitation, reasonable attorneys' fees) arising out of, resulting from or in connection with, or shall pay or become obligated to pay any sum on account of (i) any breach or failure by Client to perform its obligations hereunder; (ii) any breach of Client's representations and warranties set forth herein;
(iii) any claim brought by Client's licensor of the Merlin Software or any other third party, claiming that Client does not have the right to modify the Merlin Software in the manner and to the extent contemplated by the Project Specifications; (iv) any claim for payment of compensation, salary or benefits asserted by an employee or subcontractor of Client; and (v) any claim arising out of Client's failure to comply with any applicable law or regulation. Notwithstanding the foregoing, the TFN Indemnified Parties shall not be entitled to indemnification hereunder for any damage, liability, loss, cost, expense, claim, settlement or cause of action arising out of or resulting from or in connection with TFN's gross negligence or willful misconduct.

               8.1.3     Whenever any claim shall arise for
indemnification pursuant to this Section 8.1, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim, and when known, the facts constituting the basis for such claim provided, however, that failure of the Indemnified Party to provide the Indemnifying Party with such notice shall not excuse or affect the Indemnifying Party's indemnification obligations hereunder unless the failure to provide such notice shall actually prejudice the Indemnifying Party. The Indemnified Party shall have the right to control the defense of any suit, action, investigation or proceeding using one or more counsel reasonably satisfactory to the Indemnifying Party; however, the Indemnified Party shall not settle any such suit, action, investigation, claim or proceeding without the consent of the Indemnifying Party which shall not be unreasonably withheld.

          8.2 Insurance. TFN shall procure and maintain for itself and its employees all insurance coverages as required by Federal or state law, including workers' compensation insurance. TFN also agrees to maintain $2 million general liability, $2 million automobile liability and $2 million professional liability coverage underwritten by an insurer reasonably acceptable to Client. TFN agrees to provide Client with certificates of insurance evidencing such coverage and naming Client as an additional insured. Said certificates will include a provision whereby thirty (30) days notice must be received by Client prior to coverage cancellation by either TFN or the applicable insurer.

     9.   Proprietary Rights, Title and Risk of Loss.

          9.1 Title to Deliverables. Title to any Deliver-able (other than Services) shall pass from TFN to Client upon payment therefor by Client.

          9.2 Risk of Loss. Risk of loss to any Deliver-able (other than Services) shall pass to Client upon delivery thereof to Client's premises as specified in the Project Specifi-cations.

          9.3 Proprietary Rights. Upon payment by Client, all work performed hereunder, including but not limited to, the development, modification or enhancement of systems computer programs, software, operating instructions, design concepts and all other documentation developed for or relating to Client and all documents, data and other information prepared for Client by TFN, its employees or agents, shall belong to Client. However, excluded from Client's exclusive ownership are the following:

               9.3.1 Software subject to third party non-exclu-sive license agreements (but excluding all such third party licenses);
               9.3.2     Information which is the public domain;

               9.3.3     Generic ideas, concepts, know-how and
techniques within the computer design, support and consulting business generally;

               9.3.4     General computer consulting knowledge
and information which TFN had or acquired during the performance of its services for Client and which do not include the Confiden-tial Information of Client ("TFN's Knowledge"); and

               9.3.5     Rights of manufacturers of the POS
System Equipment (hardware, software and materials) supplied by TFN.

TFN hereby grants to Client a perpetual, royalty free, assign-able, non-exclusive license to use in any manner, which Client may determine, in its sole and absolute discretion, TFN's Knowledge contained in the services performed for Client. For the avoidance of doubt TFN hereby agrees and acknowledges that as a result of the transfer of the proprietary rights from TFN to Client as provided above, TFN (i) shall have no right to and will not design, license and/or sell a point of sale system having substantially the same functionality as the New POS System to any other person or entity and (ii) TFN shall no right to use, exploit, sell or disclose the Merlin Software, as modified by TFN pursuant hereto.

     10.  Warranties.

          10.1      TFN's Warranties.

               10.1.1 TFN warrants that: (i) TFN shall comply with all applicable laws and regulations; (ii) in rendering the Services, it and its employees have all necessary rights, authorizations, or licenses to provide the Services hereunder and to provide all related materials and services required under this Agreement or any agreements entered into pursuant hereto; (iii) each of its employees assigned to perform Services hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and that all work will be so performed in accordance with the Project Specifications; (iv) Client shall receive good and valid title to all Deliverables provided under this Agreement, free and clear of all liens, security interests or other encumbrances (except for any applicable manufacturers' licenses); (v) TFN has obtained for Client all third party licenses (other than to the Merlin Soft-ware) necessary for Client to operate the New POS System in accordance with the Project Specifications and all of said licenses are enforceable; (vi) the Services and the New POS System conform to the objectives set forth in the Project Speci-fications; (vii) all POS System Equipment will be new and unused, except for normal testing and use in the setup and installation thereof; and (viii) TFN shall pass through all manufacturers' warranties and indemnities to Client.

               10.1.2. In the event that Client notifies TFN at any time prior to the end of the forty-five (45) day period commencing upon TFN's installation of the New POS System in all of the Client's stores that (i) the New POS System does not have the same functionality as the Existing POS System or does not meet the specifications set forth in the Project Specifications and/or (ii) there are defects or "bugs" in the Conversion/Port Process provided by or through TFN, TFN, at its sole cost and expense, shall promptly alter or modify the New POS System to cause such system to meet the same functionability as the Existing POS System and to meet the specifications set forth in the Project Specifications and/or TFN, at its sole cost and expense, shall promptly remedy such defects and/or "bugs."

          10.2      Client's Warranties.  Client warrants that:
(i) it has the title or license to use and convert the Merlin Software in accordance with the Project Specifications; (ii) it has the necessary approvals and authorizations to enter into this contract; and (iii) it has the funding available to pay for the POS System Equipment, software and other Deliverables and services to be supplied by TFN.

     11.  Reference to Court-Appointed Referee.

     In order to expedite any legal action initiated as a result of a dispute in connection with this Agreement other than an action seeking equitable relief as contemplated by Section 6.2 hereof, upon a request by one of the parties hereto the parties shall stipulate to a mutually acceptable referee in Los Angeles County, California to hear and decide the dispute within six (6) months of initiation of any such action. Such action shall be governed by the procedures set forth in Chapter 6 of Title 8 of
Part 2 of the California Code of Civil Procedure (commencing at
Section 638). The referee will preside over the dispute in the usual and customary manner as a judge would at any court proceed-ing and shall have all the powers of a judge. All relevant provisions of the California Code of Civil Procedure, including discovery, shall be applicable to the proceeding. If the parties cannot agree on the appointment of a referee, the appointment shall be made by the Superior Court of the County of Los Angeles, California pursuant to Section 640 of California Code of Civil Procedure. As part of the stipulation, the parties shall agree that any decision rendered by the referee shall be appealable. Unless overturned or modified on appeal the parties hereto agree that any decision of such referee shall be binding on both of them. The cost of the referee shall be equally divided between the parties.

     12.  Miscellaneous.

          12.1 Maintenance. TFN has proposed to Client a plan in which it can select an extended warranty/maintenance program which maintenance program will begin the day after the manufacturers' one (1) year warranty ends. Client may select the extended warranty/maintenance program is desires and is required to issue a separate Purchase Order for said program. The extended warranty/maintenance programs will be provided directly by the manufacturer and must be ordered within the time frames communicated by TFN to Client in order to preserve the special pricing TFN obtained for Client.

          12.2 Other Deliverables. Other equipment, soft-ware, products or deliverables not specified in the Project Specifications which Client desires to purchase (i.e., Data Dictionary) must be ordered by Client via a separate Purchase Order as such equipment, software, products or deliverables are not included in this Agreement. TFN will assist Client in obtaining pricing and ordering the other equipment, software, products or deliverables which it desires.

          12.3 Time of the Essence. TFN acknowledges and agrees that time is of the essence for all of its obligations hereunder.

          12.4 Advertising. Without the prior written consent of Client, TFN shall not use the Client's name or any of its trademarks or service marks in any promotional, sales and/or marketing materials and endeavors, including, without limitations television and radio commercials, advertisements and the like.

          12.5      Waiver of Right of Jury Trial.

          TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PARTIES HERETO EACH HEREBY IRREVOCABLY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAIN-TIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO A TRIAL BY JURY IN ANY FORM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH OR ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF OR ANY RELA-TIONSHIP BETWEEN THE PARTIES HERETO EXISTING IN CONNECTION HEREWITH, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE.

          12.6 Survival of Provisions. The covenants set forth in Sections 6, 8, 9 and 10 shall survive the termination of this Agreement.

          12.7 Notices. Any notice or communication from one party to the other concerning the terms of this Agreement shall be in writing and shall be delivered personally or sent by certified first class mail, return receipt requested, postage prepaid or by courier to the address specified herein or such other address as either party may in the future specify in writing to the other. All notices and other communications shall be deemed delivered upon receipt thereof. Until notice is given as provided herein, all notices or other communications shall be directed as follows:

          If to TFN:

          The Future Now, Inc.
          18872 Bardeen Way
          Irvine, California  92715
          Attention: Tim Kor

          and to:

          Norma Skoog, General Counsel
          The Future Now, Inc.
          8044 Montgomery Road, Suite 601
          Cincinnati, Ohio  45236

          If to the Client:

          Wherehouse Entertainment, Inc.
          19701 Hamilton Avenue
          Torrance, California  90502-1334
          Attention: Anne McLaughlin

          with a copy to:

          Roy Shults, Esq.
          Mitchell, Silberberg & Knupp
          11377 West Olympic Boulevard
          Los Angeles, California  90064

          12.8      Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of California.

          12.9 Amendment. This Agreement may be modified or amended only by a writing signed by bother parties hereto.

          12.10 Entire Agreement. This Agreement, the Project Specifications to be attached hereto and all exhibits and schedules attached hereto set forth the entire agreement and understanding of the parties hereto concerning the subject matter of this Agreement and supersede all prior agreements, arrange-ments and understandings regarding such subject matter between the parties hereto.

          12.11 Independent Contractor. TFN is acting, in performance of this Agreement, as an independent contractor. TFN shall provide under this Agreement the services of only those personnel who are employees or subcontractors of TFN for federal tax purposes. Personnel supplied by TFN hereunder are not Client's employees or agents and TFN assumes full responsibility for their acts. TFN shall be solely responsible for the payment of compensation of TFN's employees assigned to perform services hereunder and such employees shall be informed that they are not entitled to the provision of any Client employee benefits.
Client shall not be responsible for the payment of workers' compensation, disability benefits and unemployment insurance or for withholding and paying employment taxes by any TFN employee, but such responsibility shall be solely that of TFN.

          12.12 Assignment. This Agreement shall be binding upon the parties' successors and permitted assigns. Neither party may assign this Agreement or any of its rights or obliga-tions hereunder without the prior written consent of the other, which consent will not be reasonably withheld, and such unauthor-ized attempted assignment shall be void, except that, without the consent of the other party, each party hereto may assign this Agreement or any of its rights or obligations hereunder upon written notice to the other party to any subsidiary, parent corporation or any of its other affiliated companies or to any corporation, partnership, other entity or person who acquires all or substantially all of the assets of the assigning party. A change in the ownership of TFN or Client shall not constitute an assignment for purposes of this Section.

          12.13 Waiver. A failure of either party to exer-cise any right provided for herein, shall not be deemed to be a waiver of any other right hereunder.

          12.14 Force Majeure. Neither party shall be liable to the other for any delay or failure to perform due to any fire or any earthquake, floor or other natural disaster. Performance time shall be considered extended for a period of time equivalent to the time lost because of any such delay. No payment shall be made by Client for any fees or expenses incurred by TFN by reason of such delay and TFN shall use its best efforts to perform its obligations during such period of delay.

          12.15 Severability. In the event any one or more provisions of this Agreement is invalid or otherwise unenforce-able, the enforceability of the remaining provisions shall be unimpaired.

          12.16 Attorneys' Fees. In the event suit is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party hereto, the prevailing party shall be entitled to recover as an element of such party's costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court or the referee pursuant to Section 11 hereof, if one is so appointed. The prevailing party shall be the party who is entitled to recover its costs of suit whether or not suit proceeds to final judgment. A party not entitled to recover its costs, shall not recover attorney's fees. No sum for attorneys' fees shall be counted and calculated in the amount of judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

          12.17 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              THE FUTURE NOW, INC.

                              By: /s/ Norma Skoog
                                 -------------------------

                              WHEREHOUSE ENTERTAINMENT, INC.

                              By: /s/ Anne E. McLaughlin
                                 --------------------------
                                  V.P., Treasurer

                            EXHIBIT B

                Acceptance Testing Procedures for
             Successful Conversion of Merlin Software


          The following testing will be done to determine whether there has been a successful conversion/port process of the Merlin
Software:

          1.   Port Code

          2.   Test Code

          3. Send converted software to Client personnel to perform quality assurance testing.

          4. Set up a mock medium size Client store (i.e., 10 users) and run tests for a two week period.

          5.   Install New POS System into five (5) pilot stores.
Test the five (5) pilot stores for a period of two (2) weeks.

          6. Install New POS System into twenty (20) additional stores during November, 1994, to further establish that there is the same functionality. Testing to run through January 15, 1995.

                            EXHIBIT C

          Provisional Conversion Acceptance Certificate



     I, __________________________, the ______________________ of
Wherehouse Entertainment, Inc. ("Wherehouse"), am authorized to provisionally accept on behalf of Wherehouse, The Future Now, Inc.'s port process/conversion of the Merlin Software. It is the position of Wherehouse that the initial testing has shown the New POS System to have all of the functionality of the Merlin Software.

     Further, by the provisional acceptance of the port process/ conversion, Wherehouse further authorizes The Future Now, Inc. to begin installation of the New POS System at all of the Wherehouse individual store locations.

     This provisional acceptance certificate does not represent final acceptance by Wherehouse of the Conversion/Port Process and the New POS System. Wherehouse shall be free to continue to test the Conversion/Port Process until a period ending 45 days after the New POS System has been installed in all of the Wherehouse's individual store locations.

WHEREHOUSE ENTERTAINMENT, INC.


By  _________________________      Date ____________________


Name  _______________________

Title _______________________

                            EXHIBIT D


Installation Testing Checklist

After installation is complete, the following checklist is to be run:

Check off      Test Description
- ---------      --------------------------------------------------
               HP9000 computer secured to fixture as per diagrams in the Installation Guide.

               Console terminal installed and operational.

               Verify that all files were transferred successful-ly (file counts match the PERTEC file counts for all files except SYS.* and SYMEN).

               UPS installed and PowerCheck software operational.
               The command is - "/PC".

               System Printer operational. Have the store manager or associate print an employee listing or an end of day report to verify that the system printer is operational.

               Bar code printer operational. Have the store manager or associate print at least ten bar codes all at once.

               Remote support modem operational.  Have Merlin
               Operations dial-in to the system to verify the dial-in capability.

               Verify that the time and date are correct on the system. The command is "date".

               Modem dial-out capability operational. Log in as root and enter the command "ppl-sv netblazer" once the ppl is successful, enter the command "ping polar". Once the ping begins working, enter "^C" to cancel the ping. The ppl will time out after one minute.

               Verify that the QJC-1000 tape drive is working by inserting the cpio backup tape into the drive, login as root and enter the command "et-f/bin/ fullbin hh:mm" where hh:mm is the current time plus three minutes. Instruct the manager to place this tape in the store safe when the backup is complete. This is the full recovery in the event that the system crashes and needs a full recovery.

               Verify that each terminal works. This is verified by doing the following:

                    -    Verify that each terminal (T1 through
                         T32) is defined as a Wyse30
                              Use the terminal options menu on
                              the Merlin system.
                    -    Verify that each slave printer for
                         terminals T1 through T32 is an OKI182.
                    -    Print an employee (associate) listing on
                         the slave printer of each terminal.
                    -    Re-print a receipt on the slave printer
                         of each terminal.

               Log off the console terminal.

                            EXHIBIT E

                      Acceptance Certificate


     I, __________________________, the ________________________
of Wherehouse Entertainment, Inc. ("Wherehouse"), am authorized to accept the New POS System on behalf of Wherehouse. I hereby accept the New POS System.


WHEREHOUSE ENTERTAINMENT, INC.


By: _____________________________       Date: _________________


Name: ___________________________


Title: __________________________